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                                                                 Exhibit 23(b)

                       INDEPENDENT AUDITORS' CONSENT

Esenjay Exploration, Inc.:

We consent to the inclusion in this Amendment No. 1 to Registration Statement No. 333-53581 of Esenjay Exploration, Inc. (formerly Frontier Natural Gas Corporation) on Form SB-2 of our report dated March 27, 1998 (May 14, 1998, with respect to the second paragraphs of Note 2 and the third and fourth paragraphs of Note 10) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



DELOITTE & TOUCHE LLP
Houston, Texas
July 16, 1998